Exhibit 99.1

Worthington Reports First Quarter Fiscal 2011 Results

COLUMBUS, Ohio--(BUSINESS WIRE)--September 29, 2010--Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $616.8 million and net earnings of $23.3 million, or $0.30 per share, for its fiscal 2011 first quarter ended August 31, 2010. In last year’s first quarter, the Company reported net sales of $417.5 million and net earnings of $6.7 million, or $0.08 per share.

Comparative financial highlights for this quarter are as follows:

(U.S. dollars in millions, except per share data)

	1Q2011	4Q2010	1Q2010
Net sales	$616.8	$626.4	$417.5
Operating income (loss)	22.5	42.6	(4.5)
Equity income	18.3	18.8	16.1
Net earnings	23.3	33.1	6.7
Earnings per share	$0.30	$0.42	$0.08

“We had an excellent performance this quarter,” John P. McConnell, Chairman and CEO said. “While the slowly rebounding economy helped with modestly increased volumes, Steel Processing had impressive results along with Pressure Cylinders and our WAVE joint venture. We continue to be focused on excellence in operations, customer service and inventory management, as well as in our ability to grow through market share gains, new business and acquisitions.”

Consolidated Results

Net sales for the first quarter ended August 31, 2010, were $616.8 million, up 48% from the comparable quarter last year, when net sales were $417.5 million. An overall increase in volumes had a $121.7 million positive impact on net sales as both Steel Processing and Pressure Cylinders showed improvements, while Metal Framing’s volumes declined.

Gross margin for the current quarter was $78.9 million, or 13% of net sales. This represented a 60% increase over the prior year quarter’s gross margin of $49.2 million, or 12% of net sales. The improvement was primarily due to increased volumes in both Steel Processing and Pressure Cylinders, partially due to acquisitions, and a slight improvement in the spread between average selling prices and the cost of steel. These improvements were somewhat offset by higher manufacturing labor expenses in the current quarter. In the prior year quarter, the economy had been in the worst part of the recession, particularly for the automotive sector, which resulted in lower Company earnings, base wage reductions and lower profit sharing and bonus expenses. In the current quarter, increased earnings resulted in higher profit sharing and bonus expenses.

SG&A expenses were $5.4 million higher than the prior year quarter primarily due to increased SG&A expenses from acquisitions as well as higher profit sharing, bonus and wage expenses.

Operating income for the quarter was $22.5 million, driven higher by the increase in volume and the improved spreads, offset by the increase in SG&A, noted above.

Interest expense was $4.7 million in the quarter, up from $2.5 million in the prior year quarter mainly due to higher debt levels and the rate on the $150 million 6.5% unsecured notes, issued in April.

Equity in net income from unconsolidated joint ventures was $18.3 million, an increase of $2.2 million from the comparable year-ago quarter, on sales of $213.1 million. While Worthington Armstrong Venture (WAVE) represents the majority of equity earnings, the TWB Company laser welding operation realized a $2.4 million improvement and was the primary driver for the increase over the prior year quarter.

For the quarter, income tax expense of $10.8 million compared to income tax expense of $3.3 million a year ago. The current quarter reflects an estimated annual effective tax rate of 32.5% compared to 33.6% last year, prior to the impact of discrete tax adjustments, which were minimal for both quarters.

Balance Sheet

At quarter end, total debt was $415.4 million, up $165.1 million from the previous quarter ended May 31, 2010, $65.0 million of the increase was attributable to new accounting rules effective June 1, 2010, that require the accounts receivable securitization facility to be recorded as debt. A total of $100.1 million was drawn on the revolving credit facility. The Company had also utilized $65.0 million of its $100.0 million trade accounts receivable securitization facility.

Cash used by operating activities for the quarter was $69.2 million, compared to cash provided by operations of $96.2 million in the year-ago quarter and cash used by operating activities of $9.6 million from the previous quarter. The increase in working capital is largely due to improving volumes compared to the year ago quarter.

During the current quarter, the Company spent $6.3 million in property, plant and equipment, and $12.2 million in the acquisition of the assets of Hy-Mark Cylinders. Additionally, the Company repurchased 4.8 million common shares for $67.4 million, of which $63.0 million was paid by the end of the quarter. This reduced the total outstanding shares to 74.5 million at quarter end.

Segment Results

Steel Processing’s net sales of $354.9 million were up 95%, or $173.3 million, over the prior year quarter. Higher volumes increased sales by $110.8 million, which includes the contribution from the Gibraltar strip steel acquisition. Higher average selling prices increased sales by $62.5 million. Sales volumes grew 54% over the prior year quarter primarily in the automotive market.

Steel Processing’s mix of direct versus toll tons processed was 58% to 42% this quarter, consistent with the mix a year ago. Operating income improved by $15.8 million to $16.6 million. Higher volumes contributed $26.5 million to operating income offset by higher manufacturing and SG&A expenses. Margins continue to benefit from better inventory management and operating improvements implemented as part of the ongoing Transformation effort. SG&A expenses were higher primarily due to increased wages, profit sharing and bonus expenses as explained above.

Pressure Cylinders’ net sales of $136.1 million were up 34% from the year ago quarter. The North American operations experienced volume increases in refrigerant, high pressure and propane cylinders, in addition to being aided by the acquisitions of SCI and Hy-Mark. Overall volumes for the European operations improved as the industrial gas and automotive markets began to recover from the global economic downturn. Operating income increased 86% from the prior year quarter to $11 million, driven by solid North American operations, and the gradual improvement and return to modest profitability in Europe.

Metal Framing’s net sales of $84.5 million were down 11%, or $10.9 million, from the prior year quarter and volumes were down 23%, reducing net sales by $24.7 million. The impact of higher material costs was offset by higher average selling prices. This segment has been negatively impacted by a dramatically weakened commercial construction market and pricing pressures, however, the operating loss of $3.9 million was 8% better than the prior year quarter.

Company Outlook

“Although we are operating in an environment with volumes well below historical levels, we have been able to produce solid results in most of our businesses. In Steel Processing, we have clearly benefited from our focus on improvement at all levels. This has been a key to this business segment’s increasing profitability, along with a slowly improving economy and our recent strip steel acquisition.” McConnell added, “Pressure Cylinders is starting to benefit from slowly improving European markets and we would expect continued solid demand from most North American product lines. Our third main business segment, Metal Framing, will continue to work hard at staying cash neutral while it remains dramatically impacted by the commercial construction market, which seems in no hurry to improve.

“We are pursuing opportunities to take our mid-rise construction system to global markets and initial efforts are being well-received,” McConnell said. “We also will continue to search for strategic growth opportunities to help expand our results.”

Dividend Declared

On August 30, 2010, the Board of Directors declared a quarterly cash dividend of $0.10 per share which was paid September 29, 2010, to shareholders of record on September 15, 2010.

Conference Call

Worthington will review first quarter results during its quarterly conference call, September 30, 2010, at 10:30 a.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2010 fiscal year sales of approximately $1.9 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, camping cylinders, CNG, and scuba tanks; light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; current and past model automotive service stampings; metal ceiling grid systems; steel pallets and racks; and laser welded blanks. Worthington employs approximately 6,500 people and operates 65 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions, projected timing, results, benefits, costs, charges and expenditures related to acquisitions, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets, the ability to capture and maintain margins and market share and to develop or take advantage of future opportunities, new products and markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements in the economy or markets; expected benefits from Transformation plans, cost reduction efforts and other new initiatives; expectations for improving and sustaining earnings, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies, within facilities and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, both in the United States and abroad; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended
	August 31,
	2010	2009
Net sales	$616,805	$417,527
Cost of goods sold	537,891	368,327
Gross margin	78,914	49,200
Selling, general and administrative expense	55,378	50,025
Restructuring and other expense	1,064	3,626
Operating income (loss)	22,472	(4,451)
Other income (expense):
Miscellaneous income (expense)	(43)	1,695
Interest expense	(4,708)	(2,511)
Equity in net income of unconsolidated affiliates	18,289	16,144
Earnings before income taxes	36,010	10,877
Income tax expense	10,812	3,282
Net earnings	25,198	7,595
Net earnings attributable to noncontrolling interest	1,899	920
Net earnings attributable to controlling interest	$23,299	$6,675

Basic
Average common shares outstanding	77,658	79,065
Earnings per share attributable to controlling interest	$0.30	$0.08

Diluted
Average common shares outstanding	77,680	79,081
Earnings per share attributable to controlling interest	$0.30	$0.08

Common shares outstanding at end of period	74,494	79,074

Cash dividends declared per share	$0.10	$0.10

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$64,865	$59,016
Receivables, less allowances of $5,450 and $5,752 at August 31, 2010 and May 31, 2010	324,031	301,455
Inventories:
Raw materials	172,466	177,819
Work in process	107,308	106,261
Finished products	93,078	80,251
Total inventories	372,852	364,331
Income taxes receivable	1,128	1,443
Assets held for sale	3,800	2,637
Deferred income taxes	21,972	21,964
Prepaid expenses and other current assets	33,159	31,439
Total current assets	821,807	782,285

Investments in unconsolidated affiliates	113,314	113,001
Goodwill	84,479	79,543
Other intangible assets, net of accumulated amortization of $18,712 and $17,768 at August 31, 2010 and May 31, 2010	25,699	23,964
Other assets	14,690	15,391
Property, plant and equipment, net	497,117	506,163
Total assets	$1,557,106	$1,520,347

Liabilities and equity
Current liabilities:
Accounts payable	$204,221	$258,730
Short-term borrowings	165,110	-
Accrued compensation, contributions to employee benefit plans and related taxes	39,838	62,413
Dividends payable	7,459	7,932
Other accrued items	43,632	41,635
Income taxes payable	7,425	9,092
Total current liabilities	467,685	379,802

Other liabilities	71,406	68,380
Long-term debt	250,242	250,238
Deferred income taxes	68,128	71,893
Total liabilities	857,461	770,313

Shareholders' equity - controlling interest	662,245	711,413
Noncontrolling interest	37,400	38,621
Total equity	699,645	750,034
Total liabilities and equity	$1,557,106	$1,520,347

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	August 31,
	2010	2009
Operating activities
Net earnings attributable to controlling interest	$23,299	$6,675
Adjustments to reconcile net earnings attributable to controlling interest to net cash provided (used) by operating activities:
Depreciation and amortization	15,823	15,896
Restructuring and other expense, non-cash	257	2,823
Provision for deferred income taxes	(2,643)	2,393
Bad debt expense	5	(493)
Equity in net income of unconsolidated affiliates, net of distributions	(1,655)	(520)
Net earnings attributable to noncontrolling interest	1,899	920
Net (gain) loss on sale of assets	(683)	149
Stock-based compensation	1,454	974
Gain on acquisition	-	(1,123)
Changes in assets and liabilities:
Receivables	(23,222)	7,752
Inventories	(5,469)	41,777
Prepaid expenses and other current assets	(742)	967
Other assets	701	119
Accounts payable and accrued expenses	(80,385)	17,312
Other liabilities	2,166	606
Net cash provided (used) by operating activities	(69,195)	96,227

Investing activities
Investment in property, plant and equipment, net	(6,334)	(7,749)
Acquisitions, net of cash acquired	(12,175)	(9,713)
Investments in unconsolidated affiliates	-	(111)
Distributions from unconsolidated affiliates	-	375
Proceeds from sale of assets	2,142	19
Net cash used by investing activities	(16,367)	(17,179)

Financing activities
Net proceeds from short-term borrowings	165,110	94,460
Principal payments on long-term debt	-	(118,548)
Proceeds from issuance of common shares	302	1,092
Dividends paid to noncontrolling interest	(3,120)	(2,064)
Repurchase of common shares	(62,955)	-
Dividends paid	(7,926)	(7,906)
Net cash provided (used) by financing activities	91,411	(32,966)

Increase in cash and cash equivalents	5,849	46,082
Cash and cash equivalents at beginning of period	59,016	56,319
Cash and cash equivalents at end of period	$64,865	$102,401

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended
	August 31,
	2010	2009
Volume:
Steel Processing (tons)	617	401
Pressure Cylinders (units)	14,269	13,920
Metal Framing (tons)	64	83

Net sales:
Steel Processing	$354,865	$181,586
Pressure Cylinders	136,074	101,312
Metal Framing	84,504	95,437
Other	41,362	39,192
Total net sales	$616,805	$417,527

Material cost:
Steel Processing	$261,186	$130,084
Pressure Cylinders	63,517	45,806
Metal Framing	56,717	58,546

Operating income (loss):
Steel Processing	$16,617	$808
Pressure Cylinders	10,954	5,891
Metal Framing	(3,930)	(4,289)
Other	(1,169)	(6,861)
Total operating income (loss)	$22,472	$(4,451)

The following provides detail of the restructuring and other expense included in the operating income (loss) by segment presented above.

	Three Months Ended
	August 31,
	2010	2009

Pre-tax restructuring and other expense by segment:
Steel Processing	$(102)	$479
Pressure Cylinders	-	288
Metal Framing	920	3,576
Other	246	(717)
Total restructuring and other expense	$1,064	$3,626

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com